Exhibit 10.1

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Employment Agreement”), effective as of, and contingent upon, the effectiveness of the registration statement for the Employer’s initial public offering (“Agreement Effective Date”), is made by and between Aclaris Therapeutics, Inc., a corporation organized under the laws of the State of Delaware (“Employer”) and Neal Walker (“Executive”).

WHEREAS, Executive desires to continue to provide services to Employer and Employer desires to continue to retain the services of Executive;

WHEREAS, Executive entered into an employment agreement with Employer dated August 30, 2012 (the “Prior Agreement”);

WHEREAS, in consideration of Executive’s employment by Employer for more than three (3) years prior to the Agreement Effective Date, Employer and Executive desire to amend and restate the Prior Agreement, which is hereby superseded by this Agreement;

WHEREAS, Employer and Executive desire to formalize the terms and conditions of Executive’s employment with Employer; and

WHEREAS, this Agreement has been duly approved and its execution has been duly authorized by the Compensation Committee of Employer’s Board of Directors.

NOW, THEREFORE, Employer and Executive hereby agree as follows:

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EMPLOYMENT

1.1                               General. Employer hereby agrees to continue to employ Executive in the capacity of Chief Executive Officer and President. Executive hereby accepts such continued employment upon the terms and subject to the conditions herein contained.

1.2                               Authority and Duties. Executive shall have full responsibility as the Chief Executive Officer (“CEO”) and President of Employer and all authority normally accorded to such position. Executive agrees to perform such duties and responsibilities commensurate with the positions of CEO and President as may reasonably be determined by the Board of Directors of Employer (the “Board”).

1.2.1                     Reporting. During Executive’s employment with Employer, Executive will report directly to, and take direction from, the Board.

1.2.2                     Time to Be Devoted to Employment. During Executive’s Employment with Employer, Executive shall diligently devote his efforts, business time, attention and energies to the business of Employer will not, while employed by Employer, undertake or engage in any other employment, occupation or business enterprise that would interfere with Executive’s responsibilities and the performance of Executive’s duties hereunder except for (i) reasonable time devoted to volunteer services for or on behalf of such religious, educational, non-profit and/or other charitable organization as Executive may wish to serve, (ii) reasonable time devoted to activities in the non-profit and business communities consistent with Executive’s duties; (iii) reasonable time devoted to service as a member of the board of directors of the entities listed on Exhibit A; and (iv) such other activities as may be specifically approved by the Board.  This restriction shall not, however, preclude Executive (x) from owning less than one percent (1%) of the total outstanding shares of a publicly traded company, or (y) from employment or service in any capacity with Affiliates of Employer.  As used in this Agreement, “Affiliates” means an entity under common management or control with Employer.

1.3                               Other Responsibilities. Notwithstanding Section 1.2.2 above, the Board expressly grants Executive the right to (i) provide services as a member (or such other such role as he may later serve) of NeXeption, Inc. and its affiliated entities; (ii) provide services in his capacity as the Vice Chairman of the Board of Directors (or such other such role as he may later serve) of Alexar Therapeutics, Inc.; and (iii) perform services, if necessary, for companies other than Employer, in connection with his ownership interests in such companies; provided that the provision of such services does not adversely affect his performance of services hereunder and does not otherwise result in a material breach hereunder.

1.4                               Location of Employment. Executive’s principal place of employment during his employment with Employer shall be in Malvern, Pennsylvania or such other location as Employer and Executive shall agree.

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COMPENSATION AND BENEFITS

2.1                               Salary. Employer will pay to Executive an annual base salary of three hundred forty-four thousand, nine hundred ninety-eight Dollars and fifty Cents ($344,998.50), payable subject to standard federal and state payroll withholding requirements in accordance with the regular payroll practices of Employer (“Base Salary”). The annual Base Salary may be increased (but not decreased) during the term of this Employment Agreement by the Board in its sole discretion.

2.2                               Additional Compensation. In addition to the salary set forth in Section 2.1, Executive shall be entitled to receive a cash bonus in accordance with the terms of this Section 2.2. For each fiscal year of Employer, beginning January 1, during the Amended Employment Term (as defined in Section 2.4 hereof), Executive shall be eligible to receive a cash bonus based on (i) the “Annual Bonus Expectancy Amount,” which shall be an amount equal to thirty percent (30%) of Executive’s Base Salary for the applicable fiscal year, and (ii) Executive’s attainment of performance targets and other reasonable criteria established by the Board, to the extent possible, by the end of the first month of such fiscal year. Depending on the targets and criteria which are achieved or met, the amount of the cash bonus actually payable to Executive for each fiscal year will be an amount from zero to and including the Annual Bonus Expectancy Amount. Any cash bonus amount payable pursuant to this Section 2.2 shall be paid to Executive as soon as practicable, but in no event later than two and one-half (2 1/2) months, following the end of the fiscal year to which it relates. It is explicitly agreed and understood that cash bonuses under this Section 2.2 are to be payable only if, and to the extent, that the Board in its judgment determines Employer has adequate cash flow and is adequately capitalized to support such payment.

2.3                               Executive Benefits. In addition to the salary and additional compensation set forth in Sections 2.1 and 2.2, Executive shall also be entitled to the following benefits during Executive’s employment hereunder:

2.3.1                     Expenses. Employer will promptly reimburse Executive for expenses he reasonably incurs in connection with the performance of his duties (including business travel and entertainment expenses), in accordance with Employer’s standard expense reimbursement policy, as the same may be modified by Employer from time to time; provided, however, that Executive has provided Employer with documentation of such expenses in accordance with the Employer’s expense reimbursement policies and applicable tax requirements.  For the avoidance of doubt, to the extent that any reimbursements payable to Executive are subject to the provisions of Section 409A of the Code:  (a) any such reimbursements will be paid no later than December 31 of the year following the year in which the expense was incurred, (b) the amount of expenses reimbursed in one year will not affect the amount eligible for reimbursement in any subsequent year, and (c) the right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.

2.3.2                     Employer Plans. Executive will be eligible to participate on the same basis as similarly situated employees in Employer’s employee benefit plans and programs, as they may be interpreted, adopted, revised or deleted from time to time in Employer’s sole discretion, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and programs. All matters of eligibility for coverage or benefits under any benefit plan shall be determined in accordance with the provisions of such plan.  Employer retains the unilateral right to amend, modify or terminate any of its employee benefit plans and programs at any time.

2.3.3                     Vacation. Executive shall be eligible for paid vacation leave (not including regular holidays) consistent with the needs of the business. Vacation must be scheduled at those times convenient to Employer’s business as reasonably determined by the Board.

2.3.4                     Coverage. Nothing in this Employment Agreement shall prevent Executive from participating in any other compensation plan or benefit plan made available to him by Employer.

2.3.5                     Withholding. All compensation shall be subject to withholding of taxes and deductions of other amounts as may be required by law.

2.4                               Employment Term. Unless earlier terminated pursuant to Section 3.1, Executive’s employment by Employer pursuant to this Employment Agreement shall continue until the second anniversary of the Agreement Effective Date (the “Amended Initial Term”). Thereafter, this Employment Agreement shall be automatically renewed for successive one (1) year periods (the Amended Initial Term, together with any subsequent employment period being referred to herein as the “Amended Employment Term”); provided, however, that either party

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may elect to not renew this Employment Agreement by written notice to such effect delivered to the other party at least ninety (90) days prior to expiration of the Amended Initial Term or the Amended Employment Term.

TERMINATION OF EMPLOYMENT

3.1                               Events of Termination. Executive’s employment with Employer will terminate upon the occurrence of any one or more of the following events:

3.1.1                     Death. In the event of Executive’s death, Executive’s employment will terminate on the date of death.

3.1.2                     Disability. In the event of Executive’s Disability (as hereinafter defined), Employer will have the option to terminate Executive’s employment by giving a notice of termination to Executive. The notice of termination shall specify the date of termination, which date shall not be earlier than thirty (30) calendar days after the notice of termination is given. For purposes of this Employment Agreement, “Disability” means the failure or inability of Executive to substantially perform, with or without reasonable accommodation, his duties hereunder for an aggregate of ninety (90) calendar days during any consecutive three hundred sixty-five (365) day period as a result of a physical or mental illness or injury, as determined in good faith by the Board upon the advice of an independent physician experienced in treating the condition(s) allegedly giving rise to the disability.  This definition shall be interpreted and applied consistent with the Americans with Disabilities Act, the Family and Medical Leave Act, and other applicable law.

3.1.3                     Termination by Employer for Cause. Employer may, at its option, terminate Executive’s employment for Cause by unilateral action of the Board of Directors upon giving a notice of termination to Executive. “Cause” shall mean (i) Executive’s conviction of, or guilty plea to, a crime of moral turpitude (whether or not a felony) or a felony (other than traffic violations); (ii) any act(s) or omission(s) by Executive which constitutes gross negligence or a material breach of Executive’s duty of loyalty; (iii) any material breach by Executive of Employer’s personnel policies, including those prohibiting acts of discrimination, harassment or retaliation; (iv) any act constituting dishonesty, fraud, immoral or disreputable conduct; (v) refusal to follow or implement a clear and reasonable directive of Employer; (vi) breach of fiduciary duty; or (vii) a material violation or breach by Executive of this Employment Agreement (other than an event described in the foregoing clauses (i) through (vi)) or any other agreement between the parties.

3.1.4                     Without Cause By Employer. Employer may, at its option, terminate Executive’s employment for any reason whatsoever (other than for the other reasons set forth above in this Section 3.1 that would constitute “Cause” to terminate) by giving a notice of termination to Executive, and Executive’s employment shall terminate on the later of the date the notice of termination is given or the date set forth in such notice of termination.

3.1.5                     By Executive. Executive may, at any time, terminate Executive’s employment for any reason whatsoever by giving a notice of termination to Employer.

Executive’s employment shall terminate on the earlier of (i) the date, following the date of the notice of termination, upon which a suitable replacement for Executive is found by the Employer or upon which Employer makes a determination, in its sole discretion, that Executive’s duties shall be undertaken by other employees of Employer, (ii) thirty (30) calendar days after the date of receipt by Employer of the notice of termination, or (iii) such earlier date as the Employer and Executive shall agree.

3.1.6                     Termination Upon Non-Renewal. Either party may terminate this Employment Agreement and Executive’s employment hereunder by providing the other party notice in accordance with Section 2.4 above, in which case this Employment Agreement and Executive’s employment hereunder shall terminate on the last date of the Amended Initial Term or the Amended Employment Term, as the case may be. For the avoidance of doubt, Executive shall continue to be employed by Employer, on the same terms and conditions as set forth in this Employment Agreement during the ninety (90)-day notice period provided by either party to the other party in accordance with Section 2.4 above, unless, Employer, in its sole discretion determines that it does not want Executive to continue to work for Employer, in any capacity, during such notice period. In such event, Employer shall pay Executive all compensation in accordance with Section 3.2.3.

3.1.7                     For Good Reason by Executive. Executive may, at his option, terminate Executive’s employment for “Good Reason” by giving a notice of termination to Employer in the event that, in the absence of events that would support a termination of Executive for Cause:

(i)                                    there is a material failure of Employer (or successor employer) to pay Executive’s salary or additional compensation or benefits hereunder in accordance with this Employment Agreement;

(ii)                                Executive’s annual Base Salary is materially decreased without his prior written consent;

(iii)                            Executive is assigned duties substantially inconsistent with his title and the responsibilities set forth in Executive’s job description, without Executive’s prior written consent;

(iv)                             Executive’s place of employment is changed to a location that is greater than fifty (50) miles from Executive’s current place of employment which is contemplated to be 101 Lindenwood Drive, Suite 400, Malvern, Pennsylvania 19355; or

(v)                                 any other material violation or breach by Employer of this Employment Agreement.

Notwithstanding the foregoing, none of the events described in clauses (i) through (v) above shall constitute Good Reason unless Executive shall have notified Employer in writing describing the event which constitute Good Reason within thirty (30) days after Executive first becomes aware of such event and then only if Employer and/or its subsidiaries shall have failed to reasonably cure such events, if curable, within thirty (30) days after Employer’s receipt of such written notice and Executive elects to terminate his employment as a result within thirty

(30) days following the end of such thirty (30) day period (assuming, for the avoidance of doubt, that Employer does not elect to cure).

3.2                               Certain Obligations of Employer Following Termination of Executive’s  Employment. Following the termination of Executive’s employment under the circumstances described below, Employer will pay to Executive, subject to standard federal and state payroll withholding requirements and in accordance with its regular payroll practices, the following compensation and provide the following benefits (provided that the continuing payments of Executive’s then-current salary, as described below, shall occur no less frequently than monthly):

3.2.1                     Death; Disability; Termination by Employer Without Cause or by Executive for Good Reason. In the event that Executive’s employment is terminated by Employer pursuant to Section 3.1.1 (“Death”), Section 3.1.2 (“Disability”), Section 3.1.4 (“Without Cause by Employer”) or by Executive pursuant to Section 3.1.7 (“Termination by Executive for Good Reason”) hereof, and Executive, or his estate, as the case may be, executes and does not revoke a separation agreement containing a release upon such termination, in a form provided by the Employer, of any and all claims against Employer and all related parties with respect to all matters arising out of Executive’s employment by Employer, or the termination thereof (the “Release”) in accordance with Section 3.7, Executive, or his estate, as the case may be, shall be entitled to the following payments and benefits, which payments and benefits shall be paid in accordance with this Section 3.2.1 and Section 3.7:

(i)                                    Continuing payments of Executive’s then-current salary for the Severance Period, as defined in Section 3.5 herein, payable subject to standard federal and state payroll withholding requirements in accordance with Employer’s regular payroll practices on Employer’s normal payroll schedule over the Severance Period, subject to Section 3.7;

(ii)                                Employer shall pay to Executive a lump sum payment equal to the gross sum of any bonuses or portion thereof for any preceding year or for the year of termination which have been approved by Employer, but has not been received by Executive prior to the effective date of termination, less applicable deductions and withholdings, paid in accordance with Section 2.2 but in no event later than two and one-half (2 1/2) months following the end of the fiscal year to which it relates. For the avoidance of doubt, (x) Executive does not have to be employed by Employer on the date such bonuses are approved by Employer to receive such bonuses; and (y) this provision shall not be construed as guaranteeing the payment of a bonus for such year(s);

(iii)                            So long as Executive is eligible, and so long as Executive remains eligible, for and upon his timely election of coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, or, if applicable, state or local insurance laws (“COBRA”), Employer will continue to pay, directly to the healthcare provider when due, 100% of the medical, vision and dental coverage premiums (including employee contributions, if any) until the earlier of (i) the end of the Severance Period; or (ii) the date when Executive becomes eligible for substantially equivalent health insurance coverage in connection with new employment (the “COBRA Payment Period”); provided that Executive must immediately notify Employer in the event Executive becomes eligible for coverage under another employer’s group health plan during the COBRA Payment Period; and provided further that, if at any time

Employer determines, in its sole discretion, that the payment of the COBRA premiums would result in a violation of the nondiscrimination rules of Section 105(h)(2) of the Code or any statute or regulation of similar effect (including but not limited to the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then in lieu of providing the COBRA premiums for the remainder of the COBRA Payment Period, Employer will instead pay Executive on the first day of each month of the remainder of the COBRA Payment Period, a fully taxable cash payment equal to the COBRA premiums for that month, subject to applicable tax withholdings, for the remainder of the COBRA Payment Period; and

(iv)                             In the event such termination of employment occurs on or within three (3) months prior to or within twelve (12) months following the effective date of a Change of Control (as defined herein), Executive shall be entitled to the additional following payments and benefits:

(1)                                 Continuing payments of Executive’s then-current salary for an additional twelve (12) months following the end of the Severance Period, payable subject to standard federal and state payroll withholding requirements in accordance with Employer’s regular payroll practices on Employer’s normal payroll schedule over the twelve (12) month period immediately following the end of the Severance Period, subject to Section 3.7;

(2)                                 Continued payment of Executive’s COBRA premiums directly to the healthcare provider for an additional six (6) months following the end of the Severance Period, or if earlier, until the date when Executive becomes eligible for substantially equivalent health insurance coverage in connection with new employment, subject to the terms, conditions and payment provisions set forth in Section 3.2.1(iii); and

(3)                                 In the event such termination of employment occurs (A) on or within three (3) months prior to the effective date of a Change of Control (as defined herein), all unvested stock options and other equity awards held by Executive and outstanding on the effective date of termination shall become fully vested on the effective date of the Change of Control, or (B) within twelve (12) months following the effective date of a Change of Control, provided that any surviving corporation or acquiring corporation assumes Executive’s stock options and/or other equity awards, as applicable, or substitutes similar stock options or equity awards for Executive’s stock options and/or equity awards, as applicable, in accordance with the terms of Employer’s applicable equity incentive plans, all such unvested stock options and other equity awards held by Executive and outstanding on the effective date of termination shall become fully vested on the date of such termination.

For purposes of this Agreement, “Change of Control” means, in each case as approved by the Board and the requisite stockholders of Employer, (i) any consolidation or merger of Employer with or into any other corporation or other entity or person, or any other corporate reorganization, in which the stockholders of Employer immediately prior to such consolidation, merger or reorganization, own, in the aggregate, less than 50% of the surviving entity’s voting power and/or outstanding capital stock immediately after such consolidation, merger or reorganization, or any transaction or series of related transactions (including any transaction which results from an option agreement or binding letter of intent with a third party) to which Employer or any of its stockholders is a party in which in excess of 50% of Employer’s voting power and/or outstanding capital stock is transferred, or pursuant to which any person or group of affiliated persons obtains in excess of 50% of Employer’s voting power and/or outstanding capital stock, excluding any consolidation or merger effected exclusively to change the domicile of Employer; or (ii) any sale, lease or other disposition (including through a Board and stockholder approved division or spin-off transaction) of all or substantially all of the assets of Employer and/or any of its subsidiaries or any sale, lease, exclusive license (or substantially exclusive license or agreement) or other disposition of all or substantially all of Employer’s intellectual property, as reasonably determined based upon the potential earning power of the assets or intellectual property; provided, however that none of the following shall constitute a Change of Control: (A) transfers of capital stock by an existing stockholder as a result of death or otherwise for estate planning purposes or to such stockholder’s affiliates or to any of Employer’s other existing stockholders, and (B) issuances of equity securities of Employer in connection with financings for working capital and other general corporate purposes.

3.2.2                     Termination by Executive Other than For Good Reason: Termination Upon Non-Renewal by Executive; Termination by Employer for Cause. In the event Executive’s employment is terminated by Executive other than for Good Reason pursuant to Section 3.1.5 hereof (“By Executive”) or by Executive pursuant to Section 3.1.6 hereof (“Termination Upon Non-Renewal”) or by Employer pursuant to Section 3.1.3 hereof (“Termination by Employer for Cause”), Executive shall be entitled to no further compensation or other benefits under this Employment Agreement except as to that portion of any unpaid salary and other benefits accrued and earned by him hereunder up to and including the effective date of such termination and to offer COBRA coverage at Executive’s cost pursuant to applicable law.

3.2.3                     Termination Upon Non Renewal by Employer. In the event Executive’s employment is terminated by Employer pursuant to Section 3.1.6 hereof, then during the ninety (90)-day notice period of Section 2.4, Employer shall continue to pay to Executive his then-current annual Base Salary and benefits subject to standard federal and state payroll withholding requirements and in accordance with Employer’s regular payroll practices, and no later than the effective date of termination of employment, Employer shall pay to Executive any such unpaid salary accrued and earned by him up to and including the effective date of termination.  In addition, in the event Executive’s employment is terminated by Employer pursuant to Section 3.1.6 hereof, then provided Executive executes and does not revoke a Release in accordance with Section 3.7, Executive shall be entitled to the following, which payments and benefits shall be paid in accordance with this Section 3.2.3 and Section 3.7:

(i)                                    Continuing payments of Executive’s then-current salary for the Severance Period payable subject to standard federal and state payroll withholding requirements in accordance with Employer’s regular payroll practices on Employer’s normal payroll schedule over the Severance Period, subject to Section 3.7;

(ii)                                Employer shall pay to Executive a lump sum payment equal to the gross sum of any bonuses or portion thereof for any preceding year or for the year of termination which bonus has been approved by Employer, but has not been received by

Executive prior to the effective date of termination, less applicable deductions and withholdings, paid in accordance with Section 2.2 but in no event later than two and one-half (2 1/2) months following the end of the fiscal year to which it relates. For the avoidance of doubt, (x) Executive does not have to be employed by Employer on the date such bonuses are approved by the Employer to receive such bonuses; and (y) this provision shall not be construed as guaranteeing the payment of a bonus for such year(s); and

(iii)                            So long as Executive is eligible, and so long as Executive remains eligible, for and upon his timely election of COBRA coverage, Employer will continue to pay, directly to the healthcare provider when due, 100% of the medical, vision and dental coverage premiums (including employee contributions, if any) until the earlier of (i) the end of the eight (8) month period following the effective date of termination; or (ii) the date when Executive becomes eligible for substantially equivalent health insurance coverage in connection with new employment (the “Nonrenewal COBRA Payment Period”); provided that Executive must immediately notify Employer in the event Executive becomes eligible for coverage under another employer’s group health plan during the Nonrenewal COBRA Payment Period; and provided further that, if at any time Employer determines, in its sole discretion, that the payment of the COBRA premiums would result in a violation of the nondiscrimination rules of Section 105(h)(2) of the Code or any statute or regulation of similar effect (including but not limited to the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then in lieu of providing the COBRA premiums for the remainder of the Nonrenewal COBRA Payment Period, Employer will instead pay Executive on the first day of each month of the remainder of the Nonrenewal COBRA Payment Period, a fully taxable cash payment equal to the COBRA premiums for that month, subject to applicable tax withholdings, for the remainder of the Nonrenewal COBRA Payment Period.

3.3                               Nature of Payments. All amounts to be paid by Employer to Executive pursuant to Sections 3.2.1(i) — (iv) and 3.2.3(i) — (iii) are considered by the parties to be severance payments and are in lieu of, and not in addition to, any benefits to which Executive may otherwise be entitled under any Employer severance plan, policy or program.

3.4                               Duties Upon Termination. During the Severance Period, if there is a Severance Period applicable to Executive’s termination of employment from Employer, Executive shall fully cooperate with Employer in all matters relating to the winding up of Executive’s pending work including, but not limited to, any litigation in which Employer is involved, and the orderly transfer of any such pending work to such other employees as may be designated by Employer.  Notwithstanding the foregoing, such cooperation requirement shall not unreasonably interfere with his then current employment or business activities.  With Employer’s prior approval, Executive shall be reimbursed for all expenses reasonably incurred in connection with such cooperation.  Following the end of the Severance Period, Executive will be released from any duties and obligations hereunder (except those duties and obligations set forth in Article 4 hereof).  In the event of termination of Executive’s employment pursuant to Sections 3.1.1 through 3.1.7 hereof, the obligations of Employer to Executive will be as set forth in Section 3.2 hereof. Upon termination, Executive shall immediately resign from any position on the Board (including his position as a director on the Board), and from his position as CEO and President of Employer.

3.5                               Severance Period. “Severance Period” shall mean a period of twelve (12) months beginning on the effective date of Executive’s termination of employment with Employer and ending on the first anniversary of such date.

3.6                               Release. Notwithstanding any provision of this Employment Agreement to the contrary, in no event shall the timing of Executive’s execution of the Release, directly or indirectly, result in Executive designating the calendar year of payment, and if a payment that is subject to the requirements of Section 409A of the Code and is subject to execution of the Release could be made in more than one taxable year based on when the Release is executed or becomes effective, payment shall be made in the later year.

3.7                               Commencement of Severance Payments. The severance payments and benefits  set forth in Sections 3.2.1(i) — (iv) (Termination by Employer for Death, Disability, Without Cause, by Executive for Good Reason) and Sections 3.2.3(i) — (iii) (Termination Upon Non-Renewal by Employer) above will not be paid or provided unless Executive executes and does not revoke the Release and the Release is enforceable and effective as provided in the Release on or before the date that is the sixtieth (60th) day following the effective date of termination (such 60th day, the “Severance Pay Commencement Date”).  No cash severance payments will be paid pursuant to Sections 3.2.1 or 3.2.3 prior to the Severance Pay Commencement Date.  On the Severance Pay Commencement Date Employer will pay in a lump sum the aggregate amount of the cash severance payments that Employer would have paid Executive through such date had the payments commenced on the effective date of termination through the Severance Pay Commencement Date, with the balance paid thereafter on the applicable schedules described above. Notwithstanding any other provision of this Agreement to the contrary, it is intended that the payment of severance upon termination for Good Reason by Executive in accordance with Section 3.1.7 satisfy the safe harbor set forth in Treasury Regulation Section 1.409A-1(n)(2)(ii)), and any severance payment made pursuant to this Agreement shall satisfy the exemptions from the application of Section 409A of the Code provided under Treasury Regulation Sections 1.409A-1(b)(4), and 1.409A-1(b)(9).

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CONFIDENTIALITY; NON-COMPETITION AND NON-SOLICITATION;

4.1                               Confidentiality and Invention Rights. The parties hereto have entered into a Confidentiality and Invention Rights, Non-Competition and Non-Solicitation Agreement, which may be amended by the parties from time to time without regard to this Agreement.  The Confidentiality and Invention Rights, Non-Competition and Non-Solicitation Agreement contains provisions that are intended by the parties to survive and do survive termination of this Agreement.

4.2                               Remedies. Executive acknowledges and agrees that (a) Employer will be irreparably injured in the event of a breach by Executive of any of his obligations under this Article 4; (b) monetary damages will not be an adequate remedy for any such breach; and (c) in the event of any such breach, the Employer will be entitled to injunctive relief, in addition to any other remedy which it may have, and Executive shall not oppose such injunctive relief based upon the extent of the harm or the adequacy of monetary damages.

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MISCELLANEOUS PROVISIONS

5.1                               Severability. If in any jurisdiction any term or provision hereof is determined to be invalid or unenforceable, (a) the remaining terms and provisions hereof shall be unimpaired, (b) any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction, and (c) the invalid or unenforceable term or provision shall, for purposes of such jurisdiction, be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

5.2                               Execution in Counterparts. This Employment Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement (and all signatures need not appear on any one counterpart), and this Employment Agreement shall become effective when one or more counterparts has been signed by each of the parties hereto and delivered to each of the other parties hereto.

5.3                               Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed duly given when delivered by hand, or when delivered if mailed by registered or certified mail, postage prepaid, return receipt requested, or private courier service or via facsimile (with written confirmation of receipt) or email (with written confirmation of receipt) as follows:

If to Employer, to:

Aclaris Therapeutics, Inc.

101 Lindenwood Drive, Suite 400

Malvern, Pennsylvania 19355

Attention: Kamil Ali-Jackson, Esq.

Email: kalijackson@aclaristx.com

Telephone: 484-324-7933

If to Executive, to:

Neal Walker

170 Diamond Rock Road

Phoenixville, Pennsylvania 19460

Email: nwalker@aclaristx.com

or to such other address(es) as a party hereto shall have designated by like notice to the other parties hereto.

5.4                               Amendment. No provision of this Employment Agreement may be modified, amended, waived or discharged in any manner except by a written instrument executed by Employer and Executive.

5.5                               Entire Agreement. This Employment Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements and understandings of the parties hereto, oral or written, with respect to the subject matter hereof, including but not limited to the Prior Agreement. No representation, promise or inducement has been made by either party that is not embodied in this Employment Agreement, and neither party shall be bound by or liable for any alleged representation, promise or inducement not so set forth.

5.6                               Applicable Law. This Employment Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania applicable to contracts made and to be wholly performed therein without regard to its conflicts or choice of law provisions.

5.7                               Headings. The headings contained herein are for the sole purpose of convenience of reference, and shall not in any way limit or affect the meaning or interpretation of any of the terms or provisions of this Employment Agreement.

5.8                               Binding Effect; Successors and Assigns. Executive may not delegate his duties or assign his rights hereunder. This Employment Agreement will inure to the benefit of, and be binding upon, the parties hereto and their respective heirs, legal representatives, and successors. Employer may assign this Employment Agreement to any entity purchasing all or substantially all of the assets of Employer.

5.9                               Waiver, etc. The failure of either of the parties hereto to at any time enforce any of the provisions of this Employment Agreement shall not be deemed or construed to be a waiver of any such provision, nor to in any way affect the validity of this Employment Agreement or any provision hereof or the right of either of the parties hereto to thereafter enforce each and every provision of this Employment Agreement. No waiver of any breach of any of the provisions of this Employment Agreement shall be effective unless set forth in a written instrument executed by the party against whom or which enforcement of such waiver is sought, and no waiver of any such breach shall be construed or deemed to be a waiver of any other or subsequent breach.

5.10                        Continuing Effect. Provisions of this Agreement which by their terms must survive the termination of this Agreement in order to effectuate the intent of the parties will survive any such termination, whether by expiration of the term, termination of Executive’s employment, or otherwise, for such period as may be appropriate under the circumstances.

5.11                        Representations and Warranties of Executive. Executive hereby represents and warrants to Employer that to the knowledge of Executive, Executive is not bound by any non-competition or other agreement which would prevent his performance hereunder.

5.12                        Section 409A of the Code. This Employment Agreement is intended to comply with Section 409A of the Code and its corresponding regulations, or an exemption, and payments may only be made under this Employment Agreement upon an event and in a manner permitted by Section 409A of the Code, to the extent applicable. Payment under this Employment Agreement is intended to be exempt from Code Section 409A under the “short-term deferral”

exception set forth in Treasury Regulation Section 1.409A-1(b)(4), to the maximum extent applicable, and then under the “separation pay” exception set forth in Treasury Regulation Section 1.409A-1(b)(9), to the maximum extent applicable. All payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h) (or any successor provision) (a “Separation from Service”). For purposes of Code Section 409A, the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments. In no event may the Executive, directly or indirectly, designate the calendar year of a payment. If the termination of employment giving rise to the payments described in Section 3.2.1 is not a Separation from Service, then the amounts otherwise payable pursuant to Section 3.2.1 will instead be deferred without interest and paid when Executive experiences a Separation from Service. Notwithstanding anything in this Employment Agreement to the contrary or otherwise, with respect to any expense, reimbursement or in-kind benefit provided pursuant to this Employment Agreement that constitutes a “deferral of compensation” within the meaning of Section 409A of the Code and its implementing regulations and guidance, (a) the expenses eligible for reimbursement or in-kind benefits provided to Executive must be incurred during the Amended Employment Term (or applicable survival period), (b) the amount of expenses eligible for reimbursement or in-kind benefits provided to Executive during any calendar year will not affect the amount of expenses eligible for reimbursement or in-kind benefits provided to Executive in any other calendar year, (c) the reimbursements for expenses for which Executive is entitled to be reimbursed shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred and (d) the right to payment or reimbursement or in-kind benefits hereunder may not be liquidated or exchanged for any other benefit.  Notwithstanding any provision to the contrary in this Agreement, if Executive is deemed by Employer at the time of his Separation from Service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, and if any of the payments due upon Separation From Service set forth herein and/or under any other agreement with Employer are deemed to be “deferred compensation,” then to the extent delayed commencement of any portion of such payments is required to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code and the related adverse taxation under Section 409A of the Code, such payments will not be provided to Executive prior to the earliest of (i) the expiration of the six (6)-month period measured from the date of Executive’s Separation From Service with Employer, (ii) the date of Executive’s death or (iii) such earlier date as permitted under Section 409A of the Code without the imposition of adverse taxation.  Upon the first business day following the expiration of such applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this paragraph will be paid in a lump sum to Executive, and any remaining payments due will be paid as otherwise provided in this Agreement or in the applicable agreement.  No interest will be due on any amounts so deferred.

5.13                        Dispute Resolution.  The parties recognize that litigation in federal or state courts or before federal or state administrative agencies of disputes arising out of the Executive’s employment with the Employer or out of this Agreement, or the Executive’s termination of employment or termination of this Agreement, may not be in the best interests of either the Executive or Employer, and may result in unnecessary costs, delays, complexities, and uncertainty.  The parties agree that any dispute between the parties arising out of or relating to the negotiation, execution, performance or termination of this Agreement or the Executive’s  employment, including, but not limited to, any claim arising out of this Agreement, claims under

Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, Section 1981 of the Civil Rights Act of 1966, as amended, the Family Medical Leave Act, the Executive Retirement Income Security Act, and any similar federal, state or local law, statute, regulation, or any common law doctrine, whether that dispute arises during or after employment, shall be settled by binding arbitration in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association; provided however, that this dispute resolution provision shall not apply to any separate agreements between the parties that do not themselves specify arbitration as an exclusive remedy. The location for the arbitration shall be the Philadelphia, Pennsylvania metropolitan area.  Any award made by such panel shall be final, binding and conclusive on the parties for all purposes, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. The arbitrators’ fees and expenses and all administrative fees and expenses associated with the filing of the arbitration shall be borne by Employer. The parties acknowledge and agree that their obligations to arbitrate under this Section survive the termination of this Agreement and continue after the termination of the employment relationship between Executive and Employer. The parties each further agree that the arbitration provisions of this Agreement shall provide each party with its exclusive remedy, and each party expressly waives any right it might have to seek redress in any other forum, except as otherwise expressly provided in this Agreement.  By election arbitration as the means for final settlement of all claims, the parties hereby waive their respective rights to, and agree not to, sue each other in any action in a Federal, State or local court with respect to such claims, but may seek to enforce in court an arbitration award rendered pursuant to this Agreement.  The parties specifically agree to waive their respective rights to a trial by jury, and further agree that no demand, request or motion will be made for trial by jury

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, this Employment Agreement has been executed and delivered by the parties hereto as of the Agreement Effective Date.

ACLARIS THERAPEUTICS, INC.

By:	/s/ Stephen Tullman	10-5-15
Name: Stephen Tullman		Date
Title: Chairman of the Board

/s/ Neal Walker		10-5-15
Neal Walker		Date

Exhibit A

List of Entities Referenced in Section 1.2.2.

Aldeyra Therapeutics, Inc.

Sebacia, Inc.

Zoomi, Inc.

Alexar Therapeutics, Inc.

Pennsylvania Bio